Exhibit 4.2

LOGITECH INTERNATIONAL S.A.
1996 STOCK PLAN
(as amended and restated April 17, 2002)

1.    Purposes of the Plan.    The purposes of this Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees and Directors, and

•	to promote the success of the Company’s business.

Options granted under the Plan may be structured, in the discretion of the Administrator, to qualify for preferential tax treatment afforded by jurisdictions in which Options are granted. Stock Purchase Rights may also be granted under the Plan.

2.    Definitions.    As used herein, the following definitions shall apply:

(a)  “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)  “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c)  “Applicable Laws” means the requirements relating to the administration of stock option plans under Swiss laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f)  “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(g)  “Company” means Logitech International S.A., a company incorporated under the laws of Switzerland.

(h)  “Director” means a member of the Board.

(i)  “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(j)  “Employee” means any person, including officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(k)  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(l)  “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i)  If the Shares are listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Geneva Stock Exchange, the Zurich Stock Exchange or the Swiss Electronic Exchange, their Fair Market Value may be determined with reference to the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on any such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of the Shares shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; and

(iii)  In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Administrator.

(m)  “Incentive Stock Option” shall mean an option described in Section 422 of the Code.

(n)  “Nonstatutory Stock Option” shall mean an option not described in Section 422 of the Code.

(o)  “Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

(p)  “Option” means a stock option granted pursuant to the Plan.

(q)  “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(r)  “Option Exchange Program” means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

(s)  “Optioned Stock” means the Shares subject to an Option or Stock Purchase Right.

(t)  “Optionee” means an Employee or Director who holds an outstanding Option or Stock Purchase Right.

(u)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v)  “Plan” means this 1996 Stock Plan.

(w)  “Restricted Stock” means Shares acquired pursuant to a grant of Stock Purchase Rights under Section 11 below.

(x)  “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(y)  “Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(z)  “Section 16(b)” means Section 16(b) of the Exchange Act.

(aa)  “Service” means service as Service Provider. Service shall not terminate solely as a result of a Service Provider’s change in status from Director to Employee or from Employee to Director. Service shall not terminate in the case of transfers between locations of the Company or among the Company, any Parent, any Subsidiary, any Affiliate or any successor.

(bb)  “Service Provider” means a Director or Employee.

(cc)  “Share” means a Registered Share of the Company, as adjusted in accordance with Section 13 of the Plan, and shall refer, where appropriate, to American Depositary Shares representing Registered Shares.

(dd)  “Stock Purchase Right” means the right to purchase Shares pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(ee)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.    Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 19,000,000 Shares. The Shares may be authorized but unissued, conditionally issued or reacquired Shares.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan, whether upon exercise of an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, and the original purchaser of such Shares did not receive any benefits of ownership of such Shares, then such Shares shall become available for future grants of Nonstatutory Stock Options or Stock Purchase Rights under the Plan. (Such Shares shall not become available for future grants of Incentive Stock Options under the Plan.) For this purpose, voting rights shall not be considered a benefit of Share ownership.

4.    Administration of the Plan.

(a)  Procedure.

(i)  Multiple Administrative Bodies.    The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)  Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)  Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)  Other Administration.    Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)  Powers of the Administrator.    Subject to the provisions of the Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)  to determine the Fair Market Value of the Shares, in accordance with Section 2(m) of the Plan;

(ii)  to select the Employees and Directors to whom Options and Stock Purchase Rights may be granted hereunder;

(iii)  to determine whether and to what extent Options and Stock Purchase Rights, or any combination thereof, are granted hereunder;

(iv)  to determine the number of Shares to be covered by each Option and Stock Purchase Right granted hereunder;

(v)  to approve forms of agreement for use under the Plan;

(vi)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)  to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value, if the Fair Market Value of the Shares covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

(viii)  to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(ix)  to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, rules and regulations relating to (A) sub-plans established for the purpose of qualifying for preferred tax treatment under the tax laws of any country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan and (B) the issuance of Shares hereunder to a depositary to be represented by American Depositary Shares;

(x)  to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(xi)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

(xii)  to institute an Option Exchange Program;

(xiii)  to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(xiv)  to make all other determinations deemed necessary or advisable for administering the Plan.

(c)  Effect of Administrator’s Decision.    The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

5.    Eligibility.    Options and Stock Purchase Rights may be granted to Employees and Directors. If otherwise eligible, an Employee or Director who has been granted an Option or Stock Purchase Right may be granted additional Options or Stock Purchase Rights.

6.    Limitations.

(a)  Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee’s employment with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such employment at any time, with or without cause.

(b)  The following limitations shall apply to grants of Options to Employees:

(i)  No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 3,000,000 Shares.

(ii)  In connection with his or her initial employment, an Employee may be granted Options to purchase up to an additional 1,000,000 Shares, which shall not count against the limit set forth in Paragraph (i) above.

(iii)  The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.

(iv)  If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in Paragraphs (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7.    Term of Plan.    Subject to Section 19 of the Plan, the Plan shall become effective upon the effectiveness of the Company’s Registration Statement on Form F-1 filed with the Securities Exchange Commission for the initial United States public offering of the Shares. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

8.    Term of Option.    The term of each Option shall be stated in the Notice of Grant.

9.    Option Exercise Price and Consideration.

(a)  Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator; provided, however, that the per Share exercise price shall not be less than 100% of Fair Market Value per Share on the date of grant.

(b)  Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a Service period.

(c)  Form of Consideration.    The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i)  cash;

(ii)  check;

(iii)  wire transfer;

(iv)  promissory note;

(v)  other Shares that (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(vi)  consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vii)  any combination of the foregoing methods of payment; or

(viii)  such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.    Exercise of Option.

(a)  Procedure for Exercise; Rights as a Shareholder.    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option shall be deemed exercised when the Company receives (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. The Company shall issue (or cause to be issued) a stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Option is exercised, except as provided in Section 13 of the Plan.

(b)  Termination of Employment or Directorship.    Upon termination of an Optionee’s Service, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Notice of Grant to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for three (3) months following the termination of the Optionee’s Service. If, on the date of termination of Service, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)  Disability of Optionee.    Upon termination of an Optionee’s Service as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of termination, but only to the extent that the Optionee is entitled to exercise it on the date of termination (and in no event later than the expiration of the term of the Option as set forth in the Notice of Grant). If, on the date of termination of Service, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)  Death of Optionee.    Upon the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant) by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest, inheritance or beneficiary designation, but only to the extent that the Optionee would have been entitled to exercise the Option on the date of death. If, at the time of death, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If the Optionee’s estate or the person who acquires the right to exercise the Option by bequest, inheritance or beneficiary designation does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)  Buyout Provisions.    The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

11.    Stock Purchase Rights.

(a)  Rights to Purchase.    Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer, which shall in no event exceed six (6) months from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b)  Repurchase Option.    Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c)  Other Provisions.    The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(d)  Rights as a Shareholder.    Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

12.    Non-Transferability of Options and Stock Purchase Rights.    Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, by beneficiary designation or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

13.    Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)  Changes in Capitalization.    Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option and Stock Purchase Right, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Shares covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of full consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of full consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or Stock Purchase Right.

(b)  Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the

Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

(c)  Merger or Asset Sale.    In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period.

For the purposes of this Subsection (c), the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the Option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

For the purposes of this Subsection (c), an Option that was granted after January 1, 2002, and that is not yet exercisable shall also be considered assumed if, following the merger or sale of assets, the Optionee has the right to receive, at the time or times such Option would have become exercisable, an amount of cash for each Share of Optioned Stock subject to such Option equal to the sum of:

(i)  the excess of (A) the Fair Market Value of such Share immediately prior to the closing of the merger or sale of assets over (B) the exercise price of such Option; plus

(ii)  interest on the amount described in Paragraph (i) above at a reasonable rate.

14.    Date of Grant.    The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

15.    Amendment and Termination of the Plan.

(a)  Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan.

(b)  Shareholder Approval.    The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws, including the requirements of any exchange or quotation system on which the Shares are listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by Applicable Laws.

(c)  Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

16.    Conditions Upon Issuance of Shares.

(a)  Legal Compliance.    Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)  Investment Representations.    As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17.    Liability of Company.

(a)  Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)  Grants Exceeding Allotted Shares.    If the Optioned Stock covered by an Option or Stock Purchase Right exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option or Stock Purchase Right shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15(b) of the Plan.

18.    Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.    Shareholder Approval.    Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of Logitech International S.A. certifies that the foregoing Logitech International S.A. 1996 Employee Share Purchase Plan was duly adopted by the Board of Directors of Logitech International S.A. on the 24th day of April, 1996, and amended by the Board of Directors on the 12th day of February, 1997, the 22nd day of April, 1998, and the 17th day of April, 2002.

President and Chief Executive Officer

LOGITECH INTERNATIONAL S.A. 1996 STOCK PLAN

STOCK OPTION AGREEMENT

I.    NOTICE OF STOCK OPTION GRANT

Optionee’s Name:        _____________________________

1.    The Optionee named above (the “Optionee”) has been granted an option to purchase Registered Shares or ADRs of Logitech International S.A. (the “Company”), subject to the terms and conditions of the Logitech International S.A. 1996 Stock Plan (the “Plan”) and this Option Agreement, as follows:

Date of Grant:        _____________________

Registered Shares or ADRs Granted:	☐ Registered Shares
☐ ADRs

Vesting Commencement Date:        _____________________

Exercise Price per Share/ADR:        _____________________

Total Number of Shares/ADRs Granted:        _____________________

Total Exercise Price:        _____________________

Term/Expiration Date:        _____________________

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. For purposes of this Agreement, the term “Shares” will mean either Registered Shares or ADRs, as appropriate in the context.

2.    Vesting Schedule.    This Option may be exercised, in whole or in part, in accordance with the following schedule: 25% of the total Shares subject to this Option shall vest 12 months after the Vesting Commencement Date, and 25% of the total Shares subject to this Option shall vest annually on each anniversary of the Vesting Commencement Date thereafter until all Shares subject to this Option are vested in full. However, vesting shall cease immediately when the Optionee’s Vesting Service terminates or is interrupted for any reason. “Vesting Service” shall mean Service, as defined in the Plan, except as provided in the next sentence. In the case of a leave of absence approved by the Company in writing, Vesting Service shall be considered interrupted when the last of the following occurs:

(a)  The 120th day of such leave of absence;

(b)  The earliest date when Vesting Service may be considered interrupted under applicable law; or

(c)  The earliest date when Vesting Service may be considered interrupted under a contract with the Service Provider or, absent a contract, under the Company’s leave of absence policy.

A leave of absence approved by the Company may include sick leave, military leave, or any other personal leave approved in writing by an authorized representative of the Company. If Vesting Service was interrupted as a result of a leave of absence, Vesting Service shall resume when the Service Provider returns to work.

3.    Termination Period.    This Option may be exercised for three months after the Optionee’s Service terminates. Upon the death or Disability of the Optionee, this Option may be exercised for one year after the Optionee’s Service terminates. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

II.    AGREEMENT

1.    Grant of Option.    The Company hereby grants to the Optionee an option (the “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant attached as Part I of this Agreement (the “Notice of Grant”) at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

2.    Exercise of Option.

(a)  Right to Exercise.    This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(b)  Method of Exercise.    This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”) and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the local stock administrator. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

3.    Method of Payment.    Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash, (b) check, (c) with the Administrator’s consent, delivery of the Optionee’s promissory note in the amount of the aggregate Exercise Price of the Exercised Shares or (d) with the Administrator’s consent if this Option is for ADRs, consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

4.    Non-Transferability of Option.    This Option may not be transferred in any manner otherwise than by will, by a written beneficiary designation or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Optionee.

5.    Term of Option.    This Option may be exercised only within the term set forth in the Notice of Grant and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

6.    Taxes.    The tax consequences to the Optionee as a result of the grant or exercise of this Option will depend upon the laws of the country in which the Optionee is subject to tax. THE OPTIONEE SHOULD CONSULT A TAX ADVISER CONCERNING THE GRANT AND EXERCISE OF THIS OPTION, AS WELL AS DISPOSITION OF THE SHARES. If the Optionee is located in the United States, this Option is a Nonstatutory Stock Option.

7.    Entire Agreement; Governing Law.    The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. This Option Agreement is governed by the internal substantive laws, but not the choice-of-law rules, of Switzerland (the Company’s jurisdiction of organization).

8.    NO GUARANTEE OF CONTINUED SERVICE.    THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.

9.    Suspension/Termination of Plan.    The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. Participation in the Plan is voluntary.

10.    Extraordinary Part of Compensation.    The value of the purchase rights or options under the Plan is an extraordinary item of compensation and is not part of an Optionee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

11.    Data Protection.    In order to perform its obligations under the Plan, the Company may process personal and financial data about participating Optionees. By participating in the Plan, the Optionee gives his or her consent to the Company to process and to transfer any such data outside the country in which the Optionee works or is employed. Any Optionee is entitled to review and correct such data as it pertains to him or her.

12.    Repatriation of Profits.    In certain countries, persons employed in those countries are responsible for bringing back into the country the proceeds of any investments abroad that have been received as a result of the exercise of an award under the Plan. If any foreign exchange control approval, consent or permission is required for the exercise of a purchase right or option under the Plan, the Optionee is responsible for obtaining all such approvals, consents and permissions. The Company is not responsible for this activity and will not be liable for any loss that the Optionee incurs because such approvals have not been obtained.

13.    Witholding Tax.    In certain countries, there are payroll withholding requirements on the grant, exercise, purchase or sale of an award under the Plan. If this is required, the Company will withhold for appropriate social and other taxes. In certain countries, there are also reporting requirements for employees on the grant, exercise, purchase or sale of an award under the Plan. It is the Optionee’s responsibility to make the proper reports. The Company is not responsible for making reports on the Optionee’s behalf and will not be liable for any loss the Optionee may incur because such reports have not been made.

By the Optionee’s signature and the signature of the Company’s representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. The Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	THE COMPANY:

Signature	By

Print Name	Title

Residence Address	By

Title